EXHIBIT 10z.

THE WINNEBAGO INDUSTRIES, INC

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of January 1, 2009.

WINNEBAGO INDUSTRIES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.

Purpose. The purpose of this Supplemental Executive Retirement Plan (hereinafter, the “Plan”) is to provide supplemental benefits to a select group of highly compensated employees of WINNEBAGO INDUSTRIES, INC. (and its selected subsidiaries and/or affiliates) generally payable upon the participant’s termination of service. This Plan is intended to be an amendment and restatement of the Winnebago Executive Split Dollar life Insurance Program, previously maintained by the Company, including all arrangements between the Company and the Participants such as shared interest in specific life insurance policies. It is intended that the Plan will aid in retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.2.

Effective Date. This amended and restated Plan shall be initially effective as of January 1, 2009. It is the intent that all of the benefits provided under this Plan will be subject to the terms of Section 409A of the Code.

1.3.

Plan Type. For purposes of §409A, benefits payable to the Participants, and their beneficiaries, under this Plan, shall be considered to be benefits payable from a non-account balance plan as defined in Treas. Reg. §1.409A -l(c)(2)(i)(C), or as otherwise provided by the Code.

ARTICLE II - DEFINITIONS

                                        For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.	Beneficiary. “Beneficiary” means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.2.	Board. “Board” means the Board of Directors of the Company.

2.3.

Code. “Code” means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to “applicable guidance”, “further guidance” or other similar term shall include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

2.4.	Committee. “Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article VII.

2.5.

Company. “Company” means WINNEBAGO INDUSTRIES, INC. an Iowa-based corporation, and any directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof.

2.6.

Disability. “Disability means a physical or mental condition whereby the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

2.7.

Distribution Election. “Distribution Election” means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable under this Plan, as elected by the Participant.

2.8.

Early Retirement Date. “Early Retirement Date” means the termination of a Participant’s employment with the Company, for reasons other than death or Disability, at any time prior to the Participant’s Normal Retirement Date.

2.9.

Normal Retirement Benefit. “Normal Retirement Benefit” means the amount payable under the terms of this Plan to a Participant based upon termination, for reason other than death, at the Normal Retirement Date. Such benefit amount shall be stated in the Participation Agreement as either (i) an annual dollar amount payable in the form of a fifteen (15) year installment payment, or (ii) a lump sum option. The Participant shall choose the form of the Normal Retirement Benefit as provided in section 4.5, below. The Normal Retirement Benefit stated in the Participation Agreement shall be increased by 5% for each full year of continuous service performed by the Participant for the Company after the Normal Retirement Date.

2.10.

Normal Retirement Date. “Normal Retirement Date” means the termination of a Participant’s employment with the Company, for reasons other than death or Disability, on or after the attainment of age sixty-five (65).

2.11.

Participant. “Participant” means any individual who is eligible, pursuant to Section 3.1, below, to participate in this Plan. Such individual shall remain a Participant in this Plan during employment with the Company, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.12.

Participation Agreement. “Participation Agreement” means document entered into between the Participant and the Company which contains, among other things, information specific to that Participant, including the Normal Retirement Benefit, and an acknowledgement of the performance of any conditions required for participation in this Plan.

2.13.	Plan. “Plan” means this Supplemental Executive Retirement Plan as amended from time to time.

2.14.

Specified Employees. “Specified Employees” means a Participant who is determined by the Committee to be a “specified employee” under the provisions of Treas. Reg. §1.409A-l(i) and other applicable guidance, provided that the Company (or a member of the same group of controlled entities as the Company) is publicly traded on an established stock exchange.

2.15.

Supplemental Retirement Benefit. “Supplemental Retirement Benefit” means the Normal Retirement Benefit determined under Article IV of this Plan, and adjusted as appropriate for early termination, early commencement, and alternative forms of payment elected by the Participant.

2.16.

Termination. “Termination”, “terminates employment” or any other similar such phrase means a Participant’s “separation from service” with the Company, for any reason, within the meaning of Section 409A of the Code, and Treas. Reg. §1.409A-l(h) and other applicable guidance.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.

Eligibility and Participation. The Compensation Committee of the Board shall have the sole right to set eligibility requirements and offer participation into the Plan according to the following guidelines:

a)

Eligibility. Eligibility to participate in the Plan shall be limited to those select key employees of Company who are designated by the Committee from time to time, and who were participants in the Winnebago Executive Split Dollar life Insurance Program as of January 1, 2008.

b)

Participation. An individual’s participation in the Plan shall be effective upon the individual first becoming eligible to participate, completion of a Participation Agreement, and a Distribution Election form, and acceptance of each by the Committee. Subject to Section 3.2, participation in the Plan shall continue until such time as the Participant terminates employment with Company and as long thereafter as the Participant is eligible to receive benefits under this Plan.

3.2.

Change in Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, participation herein and eligibility to receive benefits hereunder shall be limited to the Supplemental Retirement Benefit determined as if the Participant were to have terminated service as of the date designated by the Board (“Participation Termination Date”).

ARTICLE IV - SUPPLEMENTAL BENEFITS

4.1.

Normal Retirement Benefit. If a Participant terminates services at or after the Normal Retirement Date, Company shall pay to Participant a Supplemental Retirement Benefit equal to the amount of the Normal Retirement Benefit as set forth in the Participant’s Participation Agreement, and elected by the Participant as provided in section 4.5, below.

4.2.

Early Retirement Benefit. If a Participant terminates services before the Normal Retirement Date, Company shall pay to the Participant an annual Supplemental Retirement Benefit equal to the amount of the Normal Retirement Benefit, as elected by the Participant as provided in section 4.5, below, and reduced as provided below:

	a)	Early Termination Factor - 2-1/2% for each year that the Participant’s termination (or if earlier, the Participation Termination Date described above in section 3.2, above) occurs before age 65; plus,

b)

Early Payout Factor - 2-1/2% for each year that the commencement of payment occurs before age 65, in the event that the Participant chooses a time of payment other than defined under the Normal Retirement Benefit.

4.3.

Disability Benefit. If a Participant suffers a Disability, the Participant shall continue to be considered a Participant in this Plan during the period of Disability until the earlier of the Participant’s Normal Retirement Date or date of termination, at which time the Participant shall be paid a Supplemental Benefit as provided in paragraph 4.1 or 4.2 as applicable.

4.4.

Payment to Specified Employees. Notwithstanding anything else to the contrary, payments of benefits under this Article caused by the termination of employment (other than by reason of death) of a Participant who is determined to meet the definition of Specified Employee at the time of termination shall be payable as otherwise provided, except that the initial payment shall be made no earlier than the six (6) months following the termination of employment with the Company.

4.5.

Alternate Time and/or Form of Payment. A Participant, who is not then receiving benefits under this Plan or under the Winnebago Executive Split Dollar life Insurance Program, shall choose a time and/or form of benefit payment with respect to the Normal Retirement Benefit, provided that such choice is of one of the forms listed below, is applicable to the entire benefit payable under this Article, and such choice is filed with the Committee on or before December 31, 2008. This provision is intended to comply with the relief of the provisions of Section 409A(a)(3) and (4) of the Code and any regulations or further guidance issued thereon and which is permitted by Treasury Notice 2005-2 and subsequent guidance, so that any election filed by December 31, 2008 does not apply to any amounts which were otherwise payable in 2008, nor does it accelerated any payment into 2008. The times and forms of benefit which may be chosen by the Participant are:

	a)	Lump sum equivalent payable at Termination (but in no event prior to Participant’s age 55);

b)	Lump sum equivalent payable at the later of Termination or Normal Retirement Age;

c)	15 annual installments commencing at Termination (but in no event prior to Participant’s age 55); and

d)	15 annual installments commencing at the later of Termination or Normal Retirement Age.

If no election is made by the Participant prior to December 31, 2008, the Participant will be deemed to have elected 15annual installments commencing at the later of Termination or Normal Retirement Age. Subject to section 4.4, all payments under section 4.1 and 4.2 shall commence on or about the April 1 immediately following the date chosen above, and subsequent payments, if appropriate, shall be made on or about the anniversary of the initial payment.

4.6.

Death Benefits. In the event of death of a Participant, a benefit shall be paid in lieu of any other further benefit which may be due under this Plan following the date of death in the following manner, based on the time of death, or as may otherwise be provided for in the Participation Agreement:

If death occurs....	The death benefit shall be equal to...
Prior to commencement of benefit payments	20 times the annual Normal Retirement Benefit
After commencement of payments, but prior to the 5th installment payment	The number of remaining installment payments plus 5 times the annual Normal Retirement Benefit
After the 5th but prior to the 11th annual installment	The number of remaining installment payments plus 3 times the annual Normal Retirement Benefit
After the 11th but prior to the 15th annual installment	The number of remaining installment payments plus 1 times the annual Normal Retirement Benefit
After completion of Supplemental Retirement Benefit (including payment of a lump sum)	$ 0

The Death Benefit under this section shall be payable in a lump sum to the Participant’s Beneficiary as soon as practical, but in no event later than sixty (60) days after all information necessary to calculate the benefit amount has been received by Company.

4.7.

Withholding; Payroll Taxes. Company shall withhold from payments hereunder any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405 (a) (2) of the Code, or any successor provision thereto.

4.8.

Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, or incompetent person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

ARTICLE V - BENEFICIARY DESIGNATION

5.1.

Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s benefits. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

5.2.

Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

5.3.

No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

	a)	The Participant’s surviving spouse;

b)

The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living;

	c)	The Participant’s estate.

5.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

ARTICLE VI - ADMINISTRATION

6.1.

Committee; Duties. This Plan shall be administered by the Committee, which shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

6.2.

Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the Board, any director, officer, employee and advisor, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(l) of the Code.

6.3.

Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

6.4.

Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

6.5.

Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VII - CLAIMS PROCEDURE

7.1.

Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim (or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan).

7.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

	a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)

A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in section 8.1 shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and

	c)	An explanation of the Plan’s claim review procedure.

7.3.

Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4.

Final Decision. The decision on review shall normally be made within sixty (60) days (or forty- five (45) days in the event of a claim regarding a Disability) after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days (or ninety (90) days in the event of a claim regarding a Disability). The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE VIII - AMENDMENT AND TERMINATION OF PLAN

8.1.

Amendment. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiary receiving installment payments, except that no amendment shall reduce the amount vested or accrued benefit as of the date the amendment is adopted.

8.2.

Company’s Right to Terminate. The Board may, in its sole discretion, terminate the entire Plan, or terminate a portion of the Plan that is identified as a non-account balance plan as defined in Treas. Reg. §1.409A -l(c)(2)(i)(C), and require distribution of all benefits due under the Plan or portion thereof, provided that:

	a)	The termination of the Plan does not occur proximate to a downturn in the financial health, as determined by the Committee, of the Company;

b)

The Company also terminates all other plans or arrangements which are considered to be of a similar type as defined in Treas. Reg. § 1.409A -l(c)(2)(i), or as otherwise provided by the Code, as the portion of the Plan which has been terminated;

c)

No payments made in connection with the termination of the Plan occur earlier than 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination;

	d)	All payments made in connection with the termination of the Plan are completed within 24 months following the Plan termination date;

e)

The Company does not establish a new plan of a similar type as defined in Treas. Reg. §1.409A -l(c)(2)(i), within 3 years following the Plan termination date of the portion of the Plan which has been terminated; and,

f)

The Company meets any other requirements deemed necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.

ARTICLE IX - MISCELLANEOUS

9.1.

Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title 1 of ERISA.

9.2.

Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

9.3.

Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.

9.4.

Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non- transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.5.

Not a Contract of Employment; Not a Contract for Services. This Plan shall not constitute an agent’s contract or a contract for services of any kind between the Company and the Participant. Nothing in this Plan shall give a Participant the right to retain the Participant’s full time soliciting agent’s contract or otherwise be retained in the service of the Company or to interfere with the right of the Company to terminate its relationship with a Participant at any time, in accordance with the terms of the Participant’s full time soliciting agent’s contract or other contract governing the relationship between the parties.

9.6.

Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

9.7.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Iowa, except as preempted by federal law.

9.8.

Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.9.

Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in company’s records.

9.10.

Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

WLNNEBAGO INDUSTRIES, INC.

BY:
Vice President, General Counsel & Secratary

DATED:	November 20, 2008